E X H I B I T   1 1

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

Thousands of dollars and shares               1996               1995                1994
Net income (loss)                             $596               $621               $(741)

Weighted average shares of
   Common Stock outstanding                 16,659             15,783              15,562

Shares of Common Stock issuable
   upon conversion of Convertible
   Preferred Stock (2)                       5,567              6,929               1,673

Shares of Common Stock issuable
   upon exercise of employee
   stock options (2)                         1,516                443                   0

Total shares of Common Stock and
   Common Stock equivalents                 23,742             23,155              17,235

Net income (loss) per share                   $.03               $.03               $(.04)

(1)   Primary and fully diluted per share earnings (loss) are substantially the same for each year presented.
(2)   Common Stock issuable upon conversion of Preferred Stock and upon exercise of employee stock options was anti-dilutive for certain quarters in 1996 and 1994.